Exhibit 5.1

June 29, 2023
MedAvail Holdings, Inc.
4720 East Cotton Gin Loop, Suite 220
Phoenix, Arizona 85040
Ladies and Gentlemen:
We have acted as counsel to MedAvail Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to be filed with the Securities and Exchange Commission, relating to the sale from time to time by the selling stockholders identified therein of an aggregate of 99,626,396 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”).
The Shares consist of (i) 49,813,198 shares of Common Stock issuable upon exercise of pre-funded warrants issued to the selling stockholders on March 13, 2023 in a private placement offering (the “Pre-Funded Warrants”), and (ii) 49,813,198 shares of Common Stock issuable upon exercise of Series A warrants issued to the selling stockholders on June 16, 2023 in a private placement offering (the “Series A Warrants” and, together with the Pre-Funded Warrants, the “Warrants”).
In connection with this opinion, we have examined and relied upon (a) the Company’s Amended and Restated Certificate of Incorporation, as amended, (b) the Company’s Amended and Restated Bylaws, as amended, (c) the Form of Pre-Funded Warrant to Purchase Common Stock evidencing the Pre-Funded Warrants, (d) the Form of Series A Warrant to Purchase Common Stock evidencing the Series A Warrants, and (e) the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:
1.    The Shares issuable upon exercise of the Warrants have been duly authorized by the Company and upon issuance and sale by the Company in conformity with and pursuant to terms and conditions of the Warrants, and following receipt by the Company of the consideration therefor as specified in the Warrants, the Shares will be validly issued, fully paid and non-assessable.
We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

15260 Ventura Boulevard, 20th Floor • Sherman Oaks, California 91403 Office: 818.444.4500 • fax: 818.444.4520	1316 3rd Street Promenade, Suite 107 • Santa Monica, California 90401 Office: 310.746.9800 • fax: 310.395.5292

MedAvail Holdings, Inc. June 29, 2023 Page 2

Sincerely,
/s/ Stubbs Alderton & Markiles, LLP
Stubbs Alderton & Markiles, LLP